EXHIBIT 16.1
Rotenberg & Co., LLP.

June 3, 2008

US Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Dear Sirs:

We have read the statements of Skin Nutrition International, Inc. pertaining to our firm included under Item 4.01 of Form 8-K/A dated June 3, 2008 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Rotenberg & Co., LLP
Rotenberg & Co., LLP
Rochester, New York